Exhibit 99.2

American Apparel Inc.
Second Quarter 2008 Earnings Conference Call
August 14, 2008

Operator: Please stand by.  Good day everyone and welcome to the American Apparel Inc. Second Quarter 2008 Earnings Conference.  Please be aware that today’s conference is being recorded. And now for opening marks and introductions, I would like to turn the conference over to Joe Teklits with ICR.  Please go ahead, sir.

Joseph Teklits: Okay, thank you and hi everybody.  Of course, before I turn the call over to Adrian and Dov and Bill, we’re going to read through the safe harbor.  We’re probably going to allow about 45 minutes for this call so we’ll try to wrap it up at around 6:00.

Statements contained in this conference call which are not historical facts may be deemed to constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties all of which are described in the company’s filings with the SEC.

So now I’m going to turn the call over to Adrian Kowalewski, the Director of Corporate Finance and Development.  He’ll go through the results for the quarter and then Adrian and Dov and Bill, the Interim CFO, will be around for Q&A.  Adrian?

Adrian Kowalewski, Director of Corporate Finance & Development: Thanks Joe and hello everyone.  With me on the call I have Dov Charney, CEO, and Bill Gochnauer, Interim CFO.

Looking at the second quarter, we successfully delivered progress in a number of our key goals for the year.  We continued to grow our store base at an accelerated pace both domestically and internationally while at the same time adding necessary staff, infrastructure and systems that will allow us to grow and execute in the future.

In the second quarter we opened a total of nine retail stores.  In July we announced the opening of five additional stores, including our 200th store which is on Camden High Street in London.  So far in August, we have opened three stores, a store in Harlem on 125th Street, two stores in the Province of Alberta in the West Edmonton Mall and a store on 10th Street in Calgary.  Those stores take us to 23 stores open for the year and we have currently a pipeline of 40 signed leases.

At the end of July, we entered into a purchase and sale agreement to acquire leases out of the Chapter 11 bankruptcy sale of Sharper Image.  We assumed a total of eight Sharper Images leases in the following malls:  Town Center at Boca Raton, Fashion Valley Mall in San Diego, Sawgrass Mills in Sunrise, Florida, the Westchester Mall in White Plains, New York, Roosevelt Field Shopping Center in Long Island, Menlo Park Mall in Edison, New Jersey, SouthPark Mall in Charlotte, North Carolina, and Montgomery Mall in Bethesda, Maryland.  The purchase price of these leases was less than $1 million and we took possession of all these locations on August 1. [For clarification purposes, seven of the eight leases were acquired through the purchase and sale agreement disclosed in the Company's Form 10-Q for the qurater ended June 30, 2008, and the last lease was acquired through a subsequent purchase and sale agreement which is expected to be approved by the bankruptcy court.]

Acquiring these leases was beneficial in a number of—for a number of reasons. We were able to lock in rents in many cases at below market.  We were able to secure excellent placement within malls, which historically has been difficult for us to negotiate with landlords, and our cost to build out the stores is significantly less than our typical store build.  This was due to the fact that the build of the Sharper Image stores just happens to be fairly adaptable to our style of doing stores.  We expect nearly all of these stores to be open for business by the end of this month.

Given this, we are raising our store opening guidance for 2008 from 40 to 45 stores to 50 to 55 stores.

We are very pleased with the performance of our existing stores so far this year, which delivered a 36% comp in Q1 and a 23% comp in Q2.  This was an increase on top of our 24% comp in Q2 of ‘07.  We continue to see sales momentum at these levels in even our oldest retail stores suggesting that our existing retail business still has room to grow before hitting mature sales levels. The average sales productivity for stores open for more than 12 months for the LTM period ended 6/30/08 was over $1.5 million versus the $1 and a quarter million we recorded at year-end ‘07. We’re also very encouraged by the performance of our newest stores.  While the average build out per store has increased, on an annualized basis the new stores we have been opening have been far more productive than in the past. The stores that we’ve opened in the last 12 months are running at about a $1.6 million sales level on an annualized basis.  Build out costs for these stores have averaged about $500 to 600 thousand per store.

Moving on from retail growth, investing in the business overall has been very important theme for 2008.  As we grow and work to meet the needs of the public market, we are catching up on some spending that ideally would have taken place a year or two ago.  Unfortunately the company at the time did not have the appropriate resources. While this spending in corporate expense and SG&A is impacting margins this year, we think we should be able to leverage this in the quarters and years to come as our business grows.

The spending focus in the second quarter was in some key areas.  First off, we invested significantly in increasing our production capacity to meet the increased demand for our products in both the wholesale and retail businesses.  In May, we completed the acquisition of U.S. Dyeing & Finishing to add dying and finishing capacity to provide for a more responsive supply chain, better quality control, and lower costs.  We also embarked upon significant capital spending at our garment dye facility purchased last December to add additional production capacity, including cutting and sewing. For the quarter, we added an incremental 1,400 manufacturing employees, including the employees that came over as part of the USDF acquisition.

Secondly, adding accounting staff has been a top priority, not just to deal with the increased reporting responsibilities of being a public company, but also just to manage the rapid growth of our business.  In the past three months we have added experienced professionals in the areas of internal audit, financial reporting, financial planning, as well as an experienced controller.  Our Interim CFO, Bill Gochnauer, has also been an important resource over the past several months and we are grateful for his contributions.

During the second quarter, approximately $700,000 in fees related to compliance with Sarbanes-Oxley was incurred.  Overall our SOX implementation is on track with us having just completed the assessment phase.  We are expected to demonstrate significant progress in our remediation of deficiencies by year end.  Since we have assessed and reported on the effectiveness of internal controls, we are in compliance with SOX 404 requirements.

Next, we are adding staff to our stores, including assistant managers, in order to have a pipeline of experienced managers for upcoming new stores.  We’re also making sure that we have the appropriate service levels in our stores as our sales volumes continue to rise.  In the future we think we can do a better job with staffing and payroll planning and that will be a goal for the rest of 2008.

Finally, after the successful go-live of Phase I of our ERP system at the end of Q1, in Q2 we embarked upon the implementation of Phase II.  Phase II is expected to cover distribution, warehouse management, multi-company consolidation, MRP and advanced forecasting, order entry, and advanced quality control for manufacturing.

So at the current point, we feel very good about how we are positioned around the globe, our opportunities for growth in the US and around the world over the next many years, and the potential we have to drive margins and earnings much higher.  We continue to guide EBITDA—to guide on EBITDA—for $70 to 75 million for the year and EPS from $0.32 to $0.36 per share. Next I’ll turn to the financial results for the quarter and afterwards turn it over for Q&A.

For the second quarter of 2008, total net sales totaled $133 million, an increase of 39% over the second quarter of 2007.  Total comp store sales increased 23% for the second quarter, on a constant currency basis, on top of the 24% comps from the second quarter of ‘07.

Gross margin in the second quarter increased 300 basis points to 59.5%.  The primary driver of this increase was a higher mix of retail and online consumer sales resulting from our continued store expansion in the U.S. and international markets.  Due to the faster growth of our retail business, the U.S. Wholesale segment represented just 30.8% of sales in the second quarter versus 37% a year ago.  The benefit of a mix shift was partially offset by higher costs associated with an increased number of manufacturing employees hired to support the increase in production activity.

Operating expenses increased 48.6% to $63.4 million or 47.7% of sales, representing an increase of 380 basis points.  Operating expenses increased due to higher payroll, rent and occupancy expense related to the growth in a number of retail stores as well as an increase in advertising expense. Pre-opening expenses for retail stores were $2.5 million in the second quarter of ‘08 versus $2 million in the prior year second quarter. Operating expenses were also higher due to an increase in corporate expense of approximately $4.3 million related primarily to an increase in accounting and professional fees, including fees related to Sarbanes-Oxley compliance as a result of American Apparel operating as a public company in 2008.

Operating earnings for the second quarter increased 29.4% to $15.6 million from $12 million a year ago.  Operating margins for the quarter declined 80 basis points to 11.8% resulting from higher operating expense offsetting the gross margin increase in the quarter.

Interest expense for the second quarter totaled $3.7 million as compared to $4.8 million for the second quarter of ‘07.  The decrease in the interest expense was primarily due to a lower level of borrowing in the second quarter of ‘08 combined with a lower LIBOR rate on which the company’s asset-based revolver is based.  This decrease in interest expense was offset by loan fees totaling approximately $500,000, comprising of waiver fees and legal fees relating to the renegotiation in terms of the company’s credit facilities in June.

Net income for the second quarter was $6.8 million or $0.10 per diluted share as compared to $4.8 million or $0.13 per diluted share in the same period a year ago. Weighted average fully diluted shares outstanding were 70.7 million for the recent quarter.

Now to the segment financial information.

Sales for our U.S. Retail segment increased 41% to $39 million.  We ended the period with 109 stores in the U.S, up from 95 stores in the same period last year.  Same store sales in our U.S. Retail division were up 27% during the second quarter.  Gross profit rose 35% to $29.4 million as compared to $21.8 million for the same period last year.  Gross margin was 75.3% as compared to 78.7% for the second quarter of ‘07 representing a decline of 340 basis points, partly related to an increase in the manufacturing of more complex styles.  Operating income grew 27% to $8 million or 20.6% of net sales as compared to $6.3 million, or 22.8% of sales, in the same period last year.

Sales for our Canada segment increased 51.5% to $16.5 million.  At the end of the period, we had 30 stores in Canada up from 25 a year ago.  Comparable store sales in our Canada segment was up 34%.  Gross profit increased 55% to 11.4 million as compared to 7.4 million for the same period last year.  Gross margin was 69.2% compared to 67.7% for the second quarter of ‘07 representing an increase of 150 basis points primarily related to an increase in retail sales. Operating income increased $3.3 million to $4.2 million, or 25.5% of net sales, as compared to $0.9 million, or 8.6% of sales, in the same period last year.

International sales increased 68% to $36.4 million.  We finished the quarter with 56 stores in 14 countries, up from 34 stores a year ago.  Same store stales in our international segment was up 13%.  Gross profit rose 82% to $26.6 million as compared to $14.6 million for the same period last year.  Gross margin was 73% as compared to 67.5% for the second quarter of ‘07 representing an increase of 550 basis points due to increase in mix attributable to retail sales.  Operating income increased 59% to $8.3 million, or 22.9% of net sales, as compared to $5.2 million, or 29.2% of sales, in the same period last year, due to an increase in startup costs for new international operations as well as increased advertising expenditures.

Net sales for the company’s U.S. Wholesale division increased 15.7% to $41.1 million driven by increased online sales due to a higher level of strategic advertising and greater brand recognition.  In addition, the wholesale segment benefited from this improved inventory position as we increased production levels. For the online division included in U.S. Wholesale, sales were $5.1 million for the quarter versus $3.3 million in the same quarter a year ago. Gross profit for the segment rose 14% to $11.6 million as compared to $10.2 million for the same period last year.  Gross margin for wholesale was 28.4% as compared to 28.9% for the second quarter of ’07, representing a decrease of 50 basis points. Operating income totaled $4.6 million, or 11.3% of net sales, as compared to $5.8 million or 16.5% of sales in the same period last year.

From a liquidity standpoint, we finished the quarter $110.3 million in debt and capital leases on our balance sheet and $24.6 million in cash.  As of June 30th, we had over $18 million of availability on our revolver.  During the quarter, we reduced debt by approximately $17 million after the renegotiation of our credit facilities, and repurchased approximately 1.4 million shares at an average price of $7 per share for about $10 million. Capital expenditures for the period were approximately $22 million, and inventory increased approximately $14 million to support the continued growth in retail and wholesale.

As I mentioned earlier, we are reaffirming our financial guidance for the year.  The company continues to expect diluted earnings per share in the range of $0.32 to $0.36 per share before giving effect to one time non-cash stock compensation expense from the company’s previously announced employee stock grant.

Now I’ll turn it back to Dov for closing remarks and for Q&A.

Dov Charney, CEO: Well, I’m really happy as far as the—as far as getting the—I think we’ve really sustained the economic slowdown well.  I think our stores are hot right now.  We have a very good sales trend.  I’m really happy that the sales per store have increased.  I think we can continue to bring more productivity to each store.

I’m also excited about the opening of stores in Australia.  I think they’re doing really well—one of those stores outpaced all stores in its first week.  I think we—and I’m looking forward to the second half of this year when I think we’re going to open a large number of stores—and I think they’re going to be productive from the onset.  Some of these may be some of our most profitable stores we’ve ever had before and I think we’re going to hit our guidance.

And I mean this guidance gives us, you know, a profit—growth to our profitability about 32 to 35%—sorry 35 to 40%. So I think we’re growing, you know, we’re growing on–we’re growing on a profitability basis and we’re also growing on a top line basis.

And I think we’re learning about how our customer base and we’re launching a lot of new products to appeal to the male—the male consumer that we have coming into our store.  I think we’re professionalizing our product line and I think we’re—I honestly believe that we’re one of the strongest apparel brands in the retail space right now.  And I’m looking forward to leveraging this brand and growing our business and building a lot of wealth for everyone touched by the business from the employees to that—all—to the shareholder.

So I’ll turn it over to Q&A and I’m ready for questions.

Operator: If anyone does have a question, you can signal at this time by pressing star-one on your touchtone telephone.  If you’re on a speaker phone, please make sure your mute function has been turned off to allow your signal to reach our equipment.  Once again, if you have a question please press star-one now.  We’ll pause for just a moment.

Your first question will come from Todd Slater with Lazard Capital Markets.

Dov Charney: Hello Todd.

Operator: Mr. Slater, your line is open.

Todd Slater, Lazard Capital Markets: Can you hear me?

Dov Charney: Yes, we can.

Todd Slater: Okay, I’m having some trouble with the connection so bear with me.  But my first question is that your—by the way, congratulations. It was really a dynamic quarter.

Given the—all the sort of incremental costs, it looks out you’re going to shake out this year at about an 11 or 12% operating rate.  And I’m just wondering what you think the sustainable—what can that rate grow to in your view over time once you’ve cycled some of these incremental costs and get some leverage?

Dov Charney: You know, my personal feeling from what I can see and from what I’ve researched and everything I know about our company, I’m actually positive we can get this into the mid to high teens.  That’s what we can do.

I mean, I understand…I was thinking, you know, just reflecting on my experiences as someone touched by apparel all my life because I’ve always liked clothing.  I remember when I first, you know, Urban Outfitters was in Harvard Square when I went to Tufts and I’m thinking they’ve been around now for a long time.  They’ve had a long time to develop their brand.  We’ve just—we’ve only started—October will now be five years of retail for us.

As we optimize how we do business, improve the computer systems, improve how we handle merchandise, improve how all of the logistics involved in bringing merchandise to the store, and also making decisions about what we’re cutting, what we’re selling, as we optimize the design process and so forth and so on.  I think there’s a lot of efficiencies, a lot of leverage opportunities, many—there are many new markets we just opened.  For example, Australia.  Australia being a new market if you aggregate the net profit out of Australia in the first and second quarter, it may not be that great but I can tell you on a go forward basis, we’re going to make a lot of money out of Australia.  That’s how we’re going to bring leverage.  That’s how we bring more efficiencies to the whole process.

We had—there’s been a lot of investment that have been made and I think by 2010 we can see 15, 16, 17% EBIT margins. That’s what I see.  You know, other people have been wrong but I don’t think I’m—I don’t think it’s impossible.  I think we can do it.  I think it will take—it will take a lot of work.  It will take a lot of (inaudible) but that’s where I think we can take the business.

Todd Slater: Okay. And I just want to talk about the new store productivity because it sounded like Adrian said that they’re running it (inaudible) at about 1.6 million now?

Dov Charney: Yes.  I mean the new stores are running—this is stores over the last 12 months.  I mean I think stores over the last three months or four months or five months even were opening more and more stores.  We’re opening more and more stores that are productive from the onset.

For example, we opened this store on Oxford Street in London.  It’s one of—it competes with Broadway in New York City.  It’s become one of our most productive stores, either number one or number two.  And then we opened up Sydney, it appears that’s going to be one of our most productive stores.  All of a sudden Sydney, Broadway and Oxford are going to be stores that do $6.5 to $7 million a year approximately.  We used to—sometimes we used to, you know, there were times when we opened stores they did, you know, $10,000 a week.  These stores are doing $100,000 plus a week.  Two out of three of them are brand new stores.

So we think we know—because we had, you know, because we had a liquidity event at the end of last year we were able to, you know, make better, more strategic decisions.  We had the financial capacity to open bigger and stronger stores. And also we are a more attractive tenant. And thirdly, there’s—the real estate market has cooled so we have some opportunities that we can exploit such as the Sharper Image.

I think the Sharper Image stores are really cool stores that we’re going to be able to bring a very good experience to our customer at these top tier malls.  Sharper Image is a brand that’s been around for 20, 30 years if I’m not mistaken.  So they had time to cultivate some nice locations in some of these malls that I feel we robbed at a very low price and I think that furthermore, the build of these stores was, not only the position within the malls, but the build of these stores was top grade.  So there was very little construction we had to do and I think yes those stores will be productive maybe 2x of our ordinary store, for example.

Todd Slater: So could you give us more of a sense geographically of where, you know, how the new store productivities are performing in the US, in Europe, in Asia?  Maybe just give us a little bit more color on that.

Dov Charney: Well, I don’t know—I don’t know the pattern of, you know, the secular trend--I don’t know if there’s a difference from market to market really.  It’s mostly—I don’t know if in Europe we’re going to see less momentum than a store we opened in the United States on a go forward basis.  I mean the stores in Paris for example, I mean Paris competes as a city where we have sales with Los Angeles and on a per unit basis, Paris is better than LA store by store.  I can’t—I don’t know—I think it’s more of the, you know, we don’t really—I don’t see that it would be, you know, I think it’s about the store.  It’s about the individual stores.  It’s not about the city or location it’s in.  You really have to evaluate each store in and out of itself because all of our products are made in the United States and it’s basically easy to ship to any location in the world at this point, there’s not a lot of barriers to the logistics of getting goods to any store.

I think I personally evaluate store by store although I do think in countries where we only have a few stores, we’re going to experience more profit as a result of leverage because I think we can open 15 or 18 stores in Australia for example.  We currently have two. Naturally profitability out of Australia, the EBIT margin, will rise.

Todd Slater: Okay.  Can you talk a little bit about the merchandise margin performance at both the retail level and the wholesale level and how that compared—how you think you compare to last year?

Dov Charney: I think because we added a lot of workers, okay, and we, you know, we had a lot of sales growth and we wanted to make demand and we plan—there’s a lot of sales growth for the third and fourth quarter.   I mean our best—one of our best months is October and Halloween is a big driver for us because a lot of people buy outfits out of our stores. But we ran out of a lot of merchandise last Halloween.  A lot of our products just dried up because people—they want to dress up as Richard Simmons or they want to dress—I mean, whatever they can find they want to dress up as—even if they want to dress up as a cat or something they can find a kind of leotard outfit out of our stores.

So we’re trying to position ourselves this year to take advantage of that but I think because we hired a lot of workers we’re driving top line.  It’s also adding a diminishing effect on the bottom line temporarily but we’re training these workers, we’re also expanding the product line.  I’m getting into outerwear.  We’re getting into men’s pants.  We’re getting into bottoms.  We’re getting into different washes.  So there’s a learning curve here.  But the exciting thing is I think we’re becoming a better apparel producer and our brand is more appealing to so many more people.

Todd Slater: Okay.

Dov Charney: So there’s—I think there has been a downshift a little bit.  I think the margins could have ordinarily increased a little bit more had we not grown as quickly.

But on the other hand, we can catch up on the efficiency later on where we might bring in—I think there is a point or two to be had as a result of manufacturing more efficiently.  I think there is a point our two to be had if we allocate more efficiently.  I think there is a point or two here to be had if we start building some leverage that some of the SG&A, especially at the corporate level.  These are where I see, you know, I see two opportunities in American Apparel.

One opportunity is we have top line—we can grow the top line for years to come.

And the second opportunity is on the bottom side.  I think there’s—that we can continuously increase the EBIT margin to a certain point.  I think, you know, you’re going to hit 18, you’re going to hit 19.  I think it kind of ends at that point.  We have a long way to go before we’re there but I think we can get there.

And then on as far as growing the number of units, we’re in a better position than anybody else because we make our own goods, we don’t have—we don’t do collections season by season.  We have a stagnant line.  We drop some items.  We add some items. But it’s basically the same line year round.  We’re in the basics business.  I mean, there’s no, you know, a red sweatshirt is a red sweatshirt is a red sweatshirt.  You know, we make small chiropractic adjustments for ourselves for the most part many of our styles last three to five year.

Maybe even—we’ve had some styles we’ve been offering thee 2001 has been available since 2000.  So 2001, came out in 2000.  It’s now style 4305 which is in some of our stores.  We still operate at wholesale level and online.  I’ve been manufacturing that product since 1995 when I was in South Carolina, same style number.

So there’s this kind of fluidity that we have that offers the scalability. That’s my original point and I think there’s—so there’s this duality to the opportunity that I think is important that a lot of people haven’t captured.

And also to understand that the young—the youthfulness—I don’t mean the youthfulness in the management team, I mean the youthfulness of the brand itself and the youthfulness of the retail concept.  How—this is—there’s not many concepts out there on the public market that have only been out five years.  Lululemon has been retailing for 10 years if I’m not mistaken whereas we’ve been retailing for five.

So there’s a lot of opportunity here that I think that you’ve recognized, Todd, and I appreciate the recognition that you’ve offered me as a retailer and apparel maker.  But I think others will begin to recognize that as well.

And I’m very driven to prove my point and I think we’ve made the right decision as far as how we’re managing this business.  I understand that I own half the shares here and I’m incentivized to make sure this thing goes right, but I’m not a short term thinker.  I’m a medium and long term thinker and my sights are on 2009, but also 2010 will be—I think 2010 will be a year that will receive a lot of recognition for what we’re doing today and what we’ll be doing over the next few months.

Todd Slater: Okay.  Adrian, how much of the buyback did you guys execute?  What is your intention with the outstanding?

Adrian Kowalewski: So we did $10 million in the second quarter.  There’s a remaining $15 million on the authorization and we’re basically holding onto that dry powder and we’re going to evaluate it as time goes on.

Todd Slater: Okay.  Thanks guys.  I’ll let somebody else ask a question.

Dov Charney: Thanks Todd.

Operator: Next we’ll move to Matthew Wiger with Monness Crespi.

Dov Charney: Hey Matt.  How are you doing?

Operator: Mr. Wiger, your line is open.  Mr. Wiger?  Hearing no response.  We’ll move to Mickey Schleien with Ladenburg.

Mickey Schleien, Ladenburg Thalmann: Dov, how are you?  Mickey here with Ladenburg.

Dov Charney: Hi Mickey.  How are you?

Mickey Schleien: I’m fine, thank you.  Dov, I wanted to ask you about the capacity of the plant.  I did visit it, it’s quite large but you’re hiring a lot of folks.  I remember you telling me that you could definitely support, you know, the current number of stores and probably a multiple of that.  But could you give us a sense of when that facility might start running out of room?

Dov Charney: Well, I found that we, you know, when I made that statement I think I miscalculated a tiny bit just because, you know, the art department wants more space, the allocation department wanted more space, and Adrian wanted to hire some more accountants so we needed more space for them.  And you know, we want a little more space to—we have a retail store downstairs.  It was about 2,000 square feet.  Well we made it into 4,000 square feet.  Same store sales in that unit, although it’s been—it was four in the beginning?

Adrian Kowalewski: Up 400%.

Dov Charney: Yes, the same store sales are up 400% over last year.  So yesterday I decided we should expand it even further.  So the store may even—double the store again as far as its size.  So we decided to rent another facility a few blocks away.  It’s called the Toy Factory.  We picked it up for under $0.30 a square foot per month.  It’s an additional 250,000 square feet.

You know, we have aspirations to maybe get into some other categories that require more space.  Might want to do a little bit more knitting, little bit more sewing.  We might even absorb a little bit more space in the area.  So I—we’re not having any physical space constraints.  As far as hiring workers, we’re finding the workers.  They’re out there.  We’re bringing them in.  We’re integrating them.  It just takes 90 days to 100 days to get everybody trained up to where they’re selling at some level of efficiency that’s acceptable.

But I think we—you know, there’s two ways to grow the production.  One way is to hire more workers.  Another way is also to help workers sew more garments.  A person I know who is one of the best experts worldwide on that subject is Marty Bailey and whereas I’m pushing the hiring, he’s also saying, you know, we can get more out of the people we have.  We’ve hired incrementally from what I see about 1,400 people.  You know, as these sewers become more accustomed to team manufacturing and as they develop the muscle memory skills that we expect, from my experience sewers sew every year a little bit better.  I’ve watched that for five or six years.

So every year, they’ll all—the same store sales of the worker.  The same—call it that or the output, the output of the worker does increase 5 to 10% a year for each worker.  It’s not only that their individual output but also their ability to work in a team setting where they’re making pants together or making shirts together, t-shirts, sweatshirts or what have you.  Even shoes can be done this way.  So I think, you know, with the base of workers we’ve hired, we should see some organic growth to their productivity and as well we hope that additional people.

And as we increase the breadth—I remember talking with Tom Rabolli about American Apparel very early in my relationship with him as a shareholder and he said not only does he see the brand strong but also there’s the ability to add segments.  Whether we get into towels or we experiment with shoes or bedding or we do men’s pants.  We haven’t been very good at men’s pants but as we get better in different categories, we added bags this year or last year.  We’re starting to get very strong in providing good backpacks and school bags.  We’re moving into outerwear a little bit.  We hope to bring a jacket that will sustain 30 degree Fahrenheit temperatures of maybe even 25 degree Fahrenheit temperatures.  We never had that before.  As we move into a category it’s a little bit of a drag to manufacture (inaudible) but as our workers learn how to do it, we become experts at it. And that’s the strength of our company.

Mickey Schleien: Dov, on the wholesale side, the growth has been a little bit more than I anticipated.  I suspect that’s being driven by online.  I wanted to get your sense of where that business is going and I was happy to see that the margin was relatively stable—the gross margin versus 2Q.  But what can we expect in terms of gross margin in the wholesale business for the balance of the year and growth overall in the wholesale business?

Dov Charney: I remember from the Q1 call we said it’s going to be somewhere in the mid-20s.

Mickey Schleien: Yes.

Dov Charney: And I don’t think it’s going to move too much.  You know, I think the top line is getting better because simply we have the stuff in stock. Not only—it’s not just about raising the inventory levels, it’s also about having the right inventory and composition of inventory is about, there’s an element of looking backwards at the last 30 days and the last 300 or 400 days in sales.  But it’s also projecting what the next 100 days of sales will be.

Wholesale is complex because the consumer is buying from—it’s usually an organization or a business, a sorority.  It’s a restaurant, buying from a screen printing company and ASI specialty company who then buys from us.

As the brand popularizes, it is convenient, the screen printer says would you like American Apparel?  They’re familiar with the brand and they say sure we need 100 American Apparel t-shirts.  So it could be the popularity of the brand is driving stuff through that distribution channel.  It could also be the fact that we’re offering better service to the screen printer.  That their order comes in on time when they order it.  It doesn’t come missing one piece or with an additional piece of what have you.

So this—and also that, you know, that the online presentation to the screen printer is improving or our ability to work with them at trade shows or, you know, industry tradeshows, etc.  Yes, you’ve seen the year to date number is improving on wholesale basis, a little more than we expected.  And also I could tell you in the last 30 days the number is even better or the last 50, 60 days the number is even better than the annual number. Wholesale requires a lot of work and a lot of love and there’s not a lot of return but the wholesale team is putting in the work and they’re putting in the time and we’re coming up with new gimmicks and new things to continue the sales—to continue to grow the sales.

I’ll tell you that the economic slowdown does affect the wholesale business because when a corporation wants to buy like a gift for their customers, they kind of cut advertising—they might cut promotional gifts down and American Apparel is a promotional gift that a water company like Arrowhead or Aquafina or something would buy, okay, let’s give away 200 or 300 t-shirts in midtown Manhattan with our brand name printed on it.  That business is, you know, a challenge although we’re doing well in it.  I think it’s because we offer a lot of variety in color, we have a strong brand, and that our garments fit young people well, and that, you know, our competition in that space is something like Gildan—and Gildan is a fantastic company.  They do a great job but they serve the meat and potatoes of our business.  We’re the boutique hotel in this space and some people like to go to boutique hotels when it comes to promotional products—apparel products. And that’s what we are.

Hopefully we can sustain this momentum.  There’s not a lot of upside profitability-wise, there’s some.  The retail side of this business is much more exciting but it’s icing on the cake if we were to have momentum in that area.

Mickey Schleien: Dov, turning to the retail side, your same store sales were trending down and you told us that that would happen and, you know, it clearly is a function of just more difficult comps.  But the last few months have been strong.  Do you still expect the sort of 15%ish number for the full year or do you…?

Dov Charney: Well, 15%ish number for the full year I’m sure we’ll have.

Mickey Schleien: Yes.

Dov Charney: I can almost guarantee that.

Mickey Schleien: No, I’m asking can you do better than that because it seems that you will.

Dov Charney: Of course I think we will based on the numbers we’ve had, you know, we know the first seven months of the year we know, you know, once it extrapolates it’s going to be better than 15%, okay.

The question I think more likely you might be asking, if can go to the next step of it, is what will the fourth quarter look like based on the fact that we did 40% on the fourth quarter last year?

Mickey Schleien: Yes, yes.

Dov Charney: I was thinking about that before the call that someone was going to ask that.  You know what?  A lot of it is about—believe it or not, it’s about positive energy with the staff, about getting the goods out right, it’s about momentum in production.  You know, there’s that 5 to 8% where, you know, flex number that we can have.  You know, and I think that if we work at it and there’s good team spirit and there’s good momentum on the store floors and a lot of positive energy, we could hit—we could hit a higher number.  I assure you the number will be positive.  I don’t want to—I don’t want, you know, I was told—I was told by Eric Watson  when they handed me the keys to EDA, you know, to under-promise and over-deliver. He kept repeating himself, you know.  So I don’t want to make any promises but there are—there are pretty—there’s signs of life.  I’ve—I watch the same store sample number, the stacked number 2007 plus 2008.  And then if you—that number is, supposing that number is 40, and you think well what if what if it was 40 last year, you’d have 80% same store sales, right?

Mickey Schleien: Yes.

Dov Charney: I’m watching that year plus year number going up a little in the last 10 to 20 days and I’m working my people to get that year plus year number up because I don’t want to just look at 2008.  I like to look at 2007 plus 2008.  And that number has incrementally been going up over the last number of weeks.

If we can continue that momentum and it’s hard work, and this is, you know, everybody talks about upper level management but it’s also lower level management too that has to make things happen. And you know, if we—if the product is right and the feeling is right and the kids are excited on the store floor and the customers get excited, we’re going to have a good number—same store sales number fourth quarter and I think we’ll have—it will translate into a good 2009 number.

Mickey Schleien: And why were same store sales so much stronger in North America than in the international segment, at least in the second quarter?

Dov Charney: The truth of it, in my opinion, I mean, it’s because I haven’t been to Europe.  I went to Canada in June.  Many of you know I was in Montreal in the month of June, many of you on this call because a lot you call me.  We got the number up there.  And then I went to New York and we got the number up there.  It’s not just me, it’s the energy—the energy levels around me and there’s an entourage of people that follow me around.  But Europe is on the list.  We’ve moved the numbers up in Europe by the way.  They’ve gotten better in the last 30 days, 50 days from today.

But you know, we had—there were times when Canada was the dog.  There were times where the United States was the dog.  Right now it’s Europe.  It’s cyclical, they’ll be positioned for a comeback. There was also a little bit of cannibalization that Todd mentioned in one of his reports.  You know, when you go from three to six stores in a market—we have, we’ve had slightly negative same store sales in London.  Yet sales in London are up like 130%.  The same store sales (inaudible) to give you a hypothetical estimation could be about negative 5%.

Mickey Schleien: Right.

Dov Charney: So negative 5% sales but same store sales are up—but ordinary sales are up 140%. Who’s complaining of course you go from three to six stores, there’s going to be—look we’ve had negative same store sales in the city of New York before I think when we went—when we doubled the store base once. But those challenges—you overcome those challenge because eventually, you know, the overall popularity of the brand improves and the city stabilizes and the management team kind of gets focused on individual store growth rather than growing the number of stores and the number gets positive again.  Then we don’t have any stores in the City of New York that have negative same store sales.  There are very few stores worldwide right now that have negative same store sales.

I get the report every seven days and when there’s one that has a negative number on there, I start calling that store.  Simple as that.  It’s just a phone call away wherever it is and I’m, you know, I’m able to move the numbers.  Not just me, I mean, I’ve got a team of 12 people that behave like me and we can move the numbers.  Sometimes it’s a matter of getting there and visiting the store.

I’ve never visited our store in Washington, DC.  I rolled in there, it was a mess but we got the sales up and we got the sales up at least $10,000 a week after I left.  I mean there’s few things—chiropractic adjustments that can be made.  And I’m training people to do what I do and there are people doing this all over the world and it’s fun, it works and that’s how we can—that’s what I think went on in Europe.  Just Europe we haven’t been as focused.

Also in we’ve opened a lot of units in Europe.  That creates a little bit if chaos too. Not only do you see cannibalization but there’s also the chaos factor.  When you go from three to six stores, you know, people lose focus on the original three for two minutes.  But Europe is a hot market.  We have a lot of money to make in Europe that’s for sure.  And I think last year it was also looking at the base.  Last year we were strong in Europe.  Very high same store sales.  So now it’s getting a little more challenging in year two.  Like I said, this stuff goes, this stuff is cyclical.

Mickey Schleien: I want to give other folks a chance to ask questions but I do want to ask just a few housekeeping financial questions.  I’ll throw them all out.

Do you expect the $4 million corporate expense to be sort of a recurring number?  The status of the debt, you know, are you going to refinance it or you’re happy with what you’ve got?  Use of cash and an update on the outlook of the share account.

Adrian Kowalewski: Sure.  On the debt question, we do have the second lien facility which is coming up in January of ‘09 so we’re actively talking to people to look for options to refinance it.

On the share count, we had 69.7 million as of when we were going to file the Q tomorrow and we expect that we’ll be issuing approximately 2.7 million shares to the employees as part of employee stock grant. So it’s going to raise that number to 62.4—sorry, 72.4.

Sorry Mickey, what were some of your other questions?

Mickey Schleien: Use of cash, you sort of alluded at least in terms of the stock repurchase that you’re holding your…

Adrian Kowalewski: Yes, $10 million for the stock repurchase.  There was a increase in inventory which I spoke of to support retail growth and the wholesale growth. That was—that was $14 million and we had paid down a debt of about $17 million.

Mickey Schleien: And could we see you pay down debt some more?

Adrian Kowalewski: Well, I think given the stores that we have in our plan for the rest of year, given how many stores in our pipeline, you know, obviously we’re going to pay down as much as we can but I think the key thing right now is to get the second lien facility refinanced.

Mickey Schleien: Okay.  Thanks so much for all your time.

Dov Charney: All right, thanks.  Who’s the next question?

Operator: We’ll move next to Matthew Wiger again.

Dov Charney: Matthew.

Matthew Wiger, Monness Crespi & Hardt: Gentlemen, well done.

Dov Charney: Your battery went out or what?

Matthew Wiger: Yes, it was operator error on this end.

Dov Charney: Okay.

Matthew Wiger: The store opening schedule, you have the 40 leases.  Aside from the Sharper Image stores at the end of the month, what do you sort of anticipate as a schedule across the next two quarters?

Dov Charney: Well we—I think we said we’ve raised the guidance of the number of stores to—what was the number?

Adrian Kowalewski: 50 to 55.

Dov Charney: 50 to 55.  And how many did we open so far?

Adrian Kowalewski: 23 year to date.

Dov Charney: So you know, you’ve got to figure as you go 55 minus 23 or 50 minus 23, that’s the number we plan to open.

Matthew Wiger: No, right, Dov.  But do you think it’s going to be even across the quarters or…?

Dov Charney: Well…

Adrian Kowalewski: We’re halfway through Q3, so I mean, they’re going to probably be backend loaded through Q3.  A lot of them are going to be in Q4.

Matthew Wiger: Okay.

Adrian Kowalewski: I think just based on what our, you know, staffing levels are, we’re going to try to kind of get them out as quickly as possible.  They’ll be coming out evenly over the course of the remaining months of the year.

Matthew Wiger: Okay.

Dov Charney: I’m getting focused on putting a little pressure on the number of teams we have opening the stores.  I think they can be opened faster than we open them, okay.

Matthew Wiger: Yes.

Dov Charney: I think that some of the guys we had opening the stores got a little bit too bureaucratic in certain areas.  I think we could do it faster.  I personally took an interest in the opening of the Sharper Image stores and, as Adrian indicated, most of them will be open at the end of this month.  We took possession August 1st and the stores are going to look very good.   I had some—I chose some special material that we never used before.  I think I’m going to set an example on these stores and it’s going to create a competitive energy with the, you know, three building teams—four building teams that we have and put them in a—make them feel like they have to catch up to the boss a little bit.

Matthew Wiger: Okay.

Dov Charney: Okay.  So I think we can open stores faster than we have been and I think you’ll see that.  But hopefully, you know, worst case scenario they get a little bit backed up towards the end of the year but we’re going to hit this number.  I think there’s potential to possibly exceed this number.  Although, you know, it’s not only the number of stores but it’s about how impactful those stores are to the sales.  Are you going to open up 50 stores at a million or are you going to open up 50 stores at $2.5 million.  There’s a big difference there.

Matthew Wiger: Great.

Dov Charney: Some of the stores coming up are some pretty heavy hitters.  We have—we have a store on Broadway and Howard in New York, you know, south of our Soho store.  We think it’s going to be a big hit.  We are pretty close or we’ve signed 34th Street next to—near Herald Square.  We think that’s going to be a very strong store. That one could open up this year.  We think the Sharper Images, I mean Roosevelt Field, the Westchester, these are big, you know, high dollar—high dollar centers.  You know, we think we could—we think those stores will do $2 million plus right off the bat.  So we’re feeling pretty good about the store openings.  Some of them might get delayed but I think we’re turning the corner as far as opening stores more quickly.

Matthew Wiger: Okay.  And it was good to see the wholesale gross margin back up.  Where do you guys see this for the rest of the year?  Do you think it will stabilize here?

Dov Charney: I think it’s going to stabilize where it’s at.  I think next year you could see some efficiencies that we haven’t seen.

Matthew Wiger: Okay.

Dov Charney: There’s a few things we can do on the wholesale side just to give you a little bit maybe—I hope this is not too much information.  But tubularizing the production rather than having side seams on t-shirts is a big savings and there’s a lot of garment that have grown in popularity that we think we could go tubular on.  I mean, Gildan does all their garments tubular.  They wouldn’t think of side seaming garments although we’re side seaming a lot of the garments we have.  That requires equipment, capital investments and a lot of–a lot of thought as far as making sure it all works, a lot of planning.  But these little efficiencies we think we can bring to bear. Also our retail product—the production we make for the stores are the cuts are getting longer.  When we had 30 stores, the production was incremental but now we’re moving into 200 or 300 stores, the production runs are longer so we think we could maybe gain some efficiency there.  But yet we’re coming out with new products that are more complex, so there’s a lot of arrows pointing in opposite directions.

Matthew Wiger: Right.

Dov Charney: Hopefully things will shake out to be a little bit more efficient but I think it’s more—there’s also all those new employees we’ve got that (inaudible).  I think into 2009 is where we’ll really see some improvement in terms of you know, margins that are a result of lower cost manufacturing.

Matthew Wiger: Great.  Dov, what was the international retail gross margin for the quarter?  You had to blend it at 73 I think.  What was the retail margin?

Adrian Kowalewski: We didn’t disclose separately on an international basis the segment data between retail and wholesale.  But you can expect that it’s, you know, comparable to what you would have in the U.S. retail segment.  It’s probably north of 75%.

Matthew Wiger: Okay, great.  And Adrian could you detail your department build out a little bit.  You know, where you’re at, any key personnel hires that you’ve had?

Adrian Kowalewski: In addition—on top of what I talked about—the internal audit person, an additional controller, financial planning person, and a financial reporting person?  I mean, we still have divisional controllers that we’re looking to bring in and there’s, you know, people like a tax analyst and additional people like that that we just need to build out the rest of our team.  So you know, I think that’s going to make a big difference so that when we do hire the permanant CFO, he’s going to have a team in place that’s going to make it very easy for him to hit the ground—him or her—to hit the ground running.

Matthew Wiger: Great.  And then—and then, Dov, finally you know, you’ve got a couple of weekends into August here, how do you feel about where you’re at thus far?

Dov Charney: Feeling good.

Matthew Wiger: All right.

Dov Charney: Feeling good.

Matthew Wiger: Great.  Well, the rest I have is housekeeping so I should take it offline with you, Adrian.

Adrian Kowalewski: Alright, thanks Matt.

Operator: And that’s all the time we have for questions.  I’ll turn it back over to our speakers for additional or closing remarks.

Dov Charney: Well, I want to thank everybody for coming to the call and I appreciate everybody’s support.  You know, it’s been a—it’s been a difficult time stock market wise and a lot of fluctuations in the retail industry and in other areas.  But as far as I see things and as far as we see things here at American Apparel, we have a great future and we’re excited about what we’re doing and where we’re going and I appreciate everybody’s interest in the company or those of you that own the stock, I appreciate your partnership and I appreciate the opportunity that I’ve been given to run this company.  I look forward to talking to you all at another time and I wish everybody a pleasant evening and good weekend.  Take care guys and thank you very much.

Operator: This does conclude today’s conference.  We thank you for your participation.